Exhibit 99.1

Tactile Medical Announces License Agreement for Certain Intellectual Property of Sun Scientific, Inc.

MINNEAPOLIS—October 17, 2018 (GLOBE NEWSWIRE) —Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today announced an exclusive license agreement with Sun Scientific, Inc. for certain intellectual property, including the Aero-WrapTM compression therapy products, in the United States and Canada.  The wearable Aero-Wrap products provide static (continuous) compression for patients with swelling in their legs.

“We are excited to announce this license agreement with Sun Scientific as part of our strategy to identify complementary opportunities that leverage our market leadership in treating chronic swelling and our strong distribution infrastructure in the U.S.,” said Gerald R. Mattys, Tactile Medical CEO. “Sun Scientific has developed a unique, patented and FDA-cleared technology, the Aero-Wrap, which provides gradient compression to the lower leg while overcoming the known shortcomings of conventional compression stockings and wraps. This technology was invented by Dr. Sundaram Ravikumar, a serial inventor and board certified vascular surgeon, who collaborated with top clinicians and engineers to create a treatment solution that provides consistent, comfortable, and easy to apply gradient compression. We believe the Aero-Wrap represents an innovative all-day treatment option for patients with chronic swelling and chronic wounds.”

Mr. Mattys continued, “In addition to expanding our product portfolio, this agreement will enable Tactile Medical to gain access to patients suffering from lymphedema, venous ulcers and chronic venous insufficiency earlier in their treatment pathway. We look forward to sharing more information about our near-term commercial plans on our upcoming third quarter earnings call.”

Pursuant to the license agreement, the Company paid Sun Scientific an initiation fee of $4.0 million and will also pay a royalty based on future sales. The transaction is expected to be immaterial to Tactile Medical’s fiscal year 2018 and fiscal year 2019 GAAP net income.

About Tactile Medical

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

About Sun Scientific, Inc.

Sun Scientific develops a broad range of wound care and compression products for the treatment of chronic conditions, including lymphedema and chronic venous insufficiency. The compression products are marketed under the Aero-Wrap™ brand name and were created with the goal of providing uncompromised product efficacy to enhance the quality of life for patients in need of compression therapy. Sun Scientific was founded by Dr. Sundaram Ravikumar, a practicing vascular and general surgeon who also founded Mini-Lap Technologies, a minimally-invasive laparoscopic instrument company which was sold in 2014.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “confident,” or “project” or the negative of these words or other variations on these words or comparable terminology. These also include statements about potential long-term outcomes from the use of Flexitouch.  The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, adverse results to patients; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; and technical problems with the Company’s research and products. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com